PRESS
RELEASE
Consolidated-Tomoka Land Co. · P.O. Box 10809 · Daytona Beach, FL 32120-0809
386-274-2202  · Fax 386-274-1223

FOR IMMEDIATE RELEASE

Date:	June 30, 2011
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	386-274-2202
Fax:	386-274-1223

CONSOLIDATED TOMOKA ANNOUNCES NEW PRESIDENT AND CEO

Daytona Beach, Florida – Consolidated-Tomoka Land Co. (NYSE AMEX:  CTO) is  pleased to announce that John P. Albright has been named President and Chief Executive Officer of the Company, effective August 1, 2011.  Jeffry B. Fuqua, Chairman of the Board of the Company, stated, “The Board conducted an exhaustive search to find the most capable candidate, and we feel fortunate to have someone of John’s caliber join our Company.”

Mr. Albright was most recently the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas.  Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley.  His experience involves various aspects of investment, leasing, and development of commercial properties, as well as real estate investment banking.

Mr. Albright noted that, “Consolidated Tomoka has built tremendous assets over its long history, and I see exciting possibilities.  I plan to build on these key assets and explore new strategies to increase long-term shareholder value.  This is an important time for the Company, and I am looking forward to taking the Company to the next level.”

Mr. Albright is replacing William H. McMunn, who has been the Company’s President and Chief Executive Officer since May 2001. Mr. McMunn will continue to serve on the Board of Directors and will serve in a consulting capacity through 2012 to assist Mr. Albright in a smooth transition.

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million annually before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.

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  “Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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